Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys Promotes Robert R. Ellis to Chief Operating Officer

ATLANTA — Nov. 8, 2012 — Agilysys, Inc. (Nasdaq: AGYS), a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries, today announced the promotion of Robert R. ‘Robb’ Ellis to chief operating officer of the company, effective immediately.

Ellis has served as senior vice president and chief financial officer of Agilysys since October 2011 and will remain in that role. His additional responsibilities as chief operating officer will include driving financial improvements in the company’s services, support and operations and leading customer satisfaction initiatives. He will continue to report to James H. Dennedy, president and chief executive officer of Agilysys.

“Robb’s background and expertise, particularly as they relate to the hospitality and retail markets, make him uniquely qualified for the position of chief operating officer of Agilysys,” commented Dennedy. “We continue to make improvements in the company’s business model and leadership to optimize operations in a way to support our personnel, improve service to our customers and deliver greater value to our shareholders. Robb brings a unique perspective to the job, and I look forward to his continued contributions to the business.”

Prior to working at Agilysys, Ellis was with Radiant Systems, joining the company as corporate controller and later managing a global team as vice president of accounting and financial operations. He began his career with Arthur Andersen and also has worked with Deloitte Consulting. Ellis holds a bachelor’s degree in accounting from Elizabethtown College in Elizabethtown, Pa. and is a member of the American Institute of Certified Public Accountants.

About Agilysys Agilysys is a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries. The company specializes in market-leading point-of-sale, property management, inventory and procurement, and mobile and wireless solutions that are designed to streamline operations, improve efficiency and enhance the consumer’s experience. Agilysys serves casinos, resorts, hotels, foodservice venues, stadiums, cruise lines, grocery stores, convenience stores, general and specialty retail businesses and partners. Agilysys operates extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong. For more information, visit www.agilysys.com.

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PR Contact:

Beth McClure, Agilysys, 805-692-6356, beth.mcclure@agilysys.com